Minatura Gold Announces Closing of Acquisition of Colombian Gold Mining Assets and Zaragoza Project Drilling Program

Press Release Source: Minatura Gold On Monday January 11, 2010, 12:33 pm EST

FERNLEY, Nev.--(BUSINESS WIRE)--Minatura Gold (OTCBB: MGOL - News) announced today that it completed the closing of the transactions resulting in the acquisition of Colombian mining concessions located in the departments of Antioquia, Bolivar, Caldas and Cordoba which include 21 awarded mining contracts covering approximately 99,000 acres of mining property (the “Concessions”), including the 1,775 acre alluvial gold mining operation in Zaragoza, Antioquia (near El Bagre) (the “Zaragoza Project”).

Minatura also entered into agreements with SonicSampDrill (Netherlands) and Sonic Sampling & Supply (California) to provide two CRS-V crawling drilling units, tooling and support equipment together with trained crews to provide drilling, sampling and training services for the Zaragoza Project. The drilling program in Zaragoza is being conducted as part of the preparation of a Form 7/NI 43-101 technical report for MGOL.

In the acquisition transactions, MGOL sold 10,675,466 shares of its common stock to Minatura International LLC, a Delaware limited liability company (“MINTL”) in exchange for $3.8 million in cash. In addition, MGOL acquired Colombian mining Concessions and certain mining equipment and other related assets from MINTL’s subsidiary Proyecto Coco Hondo S.A.S (“CocoHondo”) through MGOL’s subsidiary Minatura Colombia S.A.S. (“MCOL”). MCOL assumed approximately $2.2 million in liabilities from CocoHondo and will pay CocoHondo approximately $5.9 million over approximately the next 180 days based on the delivery of bills of sale for the assigned assets. The first bill of sale was executed and delivered on December 31, 2009, and included all the Concessions and all the assets relating to the Zaragoza Project. MCOL has until March 31, 2010, to pay $3.3 million relating to such bill of sale. The remaining assets, primarily those relating to the San Pablo Gold Mine and including one additional mining concession, will be subject to a final bill of sale for approximately $2.6 million anticipated to be delivered in April 2010 when CocoHondo is expected to deliver sufficient financial statements for such assets that will satisfy the SEC public reporting requirements for MGOL. The actual amount of the final bill of sale will be subject to change based on the verifiable book value of the covered assets as of the date of transfer.

MINTL has paid MGOL $10,000 for the option to purchase 100% of the outstanding equity securities of Minatura Nevada Corp. (“MNEV”) before June 30, 2010. The purchase price will be paid to MINTL in shares of MGOL common stock equal to the cost basis of the assets of Minatura Nevada as set forth in audited financial statements with a date no older than 90 days from the date of closing. The number of shares will be computed by dividing the purchase price by the average of the trading price on each of the 22 consecutive trading days immediately preceding the closing date. It is expected that less than 450,000 shares of MGOL common stock will be issued to MINTL for MNEV assuming an average trading price of $8.25.

In connection with the acquisition transactions, and as a condition to closing, certain shareholders of MGOL cancelled 8,500,000 shares of MGOL common stock. Giving effect to such cancellation, the outstanding number of shares of MGOL’s common stock is 17,010,066.

Paul Dias, the CEO of MGOL, stated, “[W]e are excited to acquire these important mining concessions and related assets in Colombia and to start our drilling program on the Zaragoza Project. We will immediately start to conduct feasibility studies on several of these concessions and hire mining executive management and consultants to create mining plans in these historically rich gold producing regions.”

Forward-Looking Statement: This press release includes certain forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, the perceived benefits from the acquisition of the Concessions, completing an additional merger with MNEV and some additional asset acquisitions, the continued ownership and operation of mining concessions, production of gold at historical rates, costs of operations, delays, and any other difficulties related to producing minerals such as gold, continued maintenance of the operating business, price of gold, marketing and sales of produced minerals, risks and effects of legal and administrative proceedings and governmental regulation, especially in a foreign country, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents we file from time to time with the SEC. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For further information go to www.minaturagold.com.

[Missing Graphic Reference]Contact:

Minatura Gold

Tod Turley, 775-980-1490